Exhibit 10.1

CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[**]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

May 1, 2026
Ryan Stafford
[**]

Dear Ryan,
I am pleased to extend this offer of employment to you, and I am excited about you joining our team at UFP Technologies. Please take a moment to read this letter and the attached materials. If you have any questions, please feel free to contact me directly.

Your position will be General Counsel, Secretary & SVP Human Resources reporting to me. Your anticipated start date is Monday, June 1, 2026, pending the completion and review of the items below. The pre-employment background screen and reference checks will not be performed until you have signed and returned this letter.
Base Salary:    $400,000 per year, which equates to approximately $7,692.30 per week. You will be paid as a New Hampshire resident working primarily in New Hampshire. You will be responsible for payment of taxes to Massachusetts or any other state as required by law.

Bonus:    You will be eligible for an annual bonus with a target of 50% of your base salary.
Your 2026 bonus will be pro-rated and paid in March of 2027. Payment will be based upon the Company’s achievement of financial performance, your individual goal achievement and subject to approval by the Compensation Committee of the Board of Directors.

Equity:    You will be eligible to receive annual restricted stock unit (RSU) awards commensurate with your position. All awards are subject to annual approval (typically in March) by the Compensation Committee of the Board of Directors. If approved by the Compensation Committee, subject to 3-year vesting periods described below , your level would receive $650,000 worth of RSU’s broken out as follows:

•$325,000 worth of RSUs would be subject to an equal three-year, time-based vesting schedule beginning the year after the award.
•An additional $325,000 worth of PSUs would be subject to three-year performance metrics tied to Return on Invested Capital and cumulative Operating Income established by the Compensation Committee for the executive team. The total earned PSUs will vest 100% at the end of the three year period.
•For 2026, subject to Compensation Committee approval, you will be awarded RSUs and PSUs at the above levels based on the metrics and vesting schedule approved for the executive team by the Compensation Committee at its February 10, 2026, meeting.

Paid Time Off:    You will be eligible to accrue three weeks (120 hours/year) of paid time off (PTO).
After fulfilling the applicable waiting periods, you will be eligible for UFP’s full benefits package, which includes medical, dental, vision, life, and disability insurance, a pre-tax flexible spending plan, and a 401(k) plan with a Safe Harbor match. Please refer to the attached Benefits Overview for details.
100 Hale Street, Newburyport MA 01950 USA | tel. 978-352-2200 | www.ufpt.com

UFP Technologies (2 of 2)

This offer of employment, along with your continued employment, is contingent upon the following:
•Pre-Employment Drug Screen:
Prior to your start date, you must pass a pre-employment drug screen. After acceptance of this offer, you will receive an email from our team to schedule your test.

•Pre-Employment Background Screen:
Successful completion of a background screen that will be performed by a third-party vendor to determine employment eligibility. Once we receive your signed offer letter, we will send you a link to Checkr. On their website you complete the background authorization digitally and upload any necessary documents directly through their platform. You’ll also be able to log into their candidate portal to monitor the progress of your screening.

•Background credit review report: ADP will conduct a credit review.

•Professional References:
Please provide at least three professional references – name, title, best phone number.

•Confidentiality / Non-Compete Agreement:
You will be required to sign a Confidentiality / Non-Compete Agreement. A copy is enclosed for your review. Please sign and submit to Flo Sanchez at flsanchez@ufpt.com at least seven days prior to your start date.

•Verification of your eligibility to work in the US:
This entails completion of Form I-9 (Employment Eligibility Verification) and providing documentation establishing your identity and eligibility to work in the United States. A list of acceptable forms of documentation is attached. You may also visit www.uscis.gov to obtain information on the I-9 form. Documents will be requested on the first day of employment.
A New Hire Orientation will be scheduled with our Human Resources Department, during your first week.
Employment with UFP Technologies is at-will; either party may terminate the employment relationship at any time with or without cause or notice.
I ask that you timely indicate your acceptance of this offer by signing a copy of this letter in the space provided below and returning it to my attention, along with the completed background credit check authorization form, so that our background screen and reference checks do not delay for your start date.

We are all very excited to have you join the team at UFP Technologies! Sincerely,
Mitch Rock

Mitch Rock	AGREED TO AND ACCEPTED BY:
President
[**]	Ryan Stafford
[**]

[Signature]

[Date]
100 Hale Street, Newburyport MA 01950 USA | tel. 978-352-2200 | www.ufpt.com

Encl: Background Check Authorization Benefits Overview
Confidentiality / Non-Compete Agreement Form I-9 List of Acceptable Documents

100 Hale Street, Newburyport MA 01950 USA | tel. 978-352-2200 | www.ufpt.com